Exhibit 6.6

PROMETHEUM INC.

120 WALL STREET

NEW YORK, NEW YORK 10005

August 8, 2019

Mr. Martin Barretto

Managing Member

Inteliclear LLC

40 Brunswick Avenue

Suite 210

Edison, New Jersey 08817

Re: Purchase of Source Code and Intellectual Property for Inteliclear Post Trade Solutions

Dear Mr. Barretto:

Prometheum, Inc. (the “Company”) is pleased to submit to Inteliclear LLC (“Inteliclear”), subject to the terms and conditions described herein, a binding letter of intent and binding term sheet (the “LOI”) for the basic terms under which the Company shall purchase and acquire from Inteliclear in fee simple the rights, title and interest to a version of the source code that will run Inteliclear’s Post Trade Solutions (the “Acquisition”), as is more fully described below.

It is understood that this LOI constitutes an outline of terms and conditions of the Definitive Agreements (defined below) pursuant to which the Company will make the Acquisition and does contain all matters upon which agreement must be reached in order for the transaction to be consummated.

This LOI constitutes a binding commitment and obligation between the parties.

This LOI is delivered to you on the condition that it is kept confidential and not to be shown to, or discussed with, any third party (other than on a confidential and need-to-know basis with counsel and advisors) without the Company’s prior written approval.

The parties hereto will use their best efforts to negotiate in good faith the Definitive Agreements, which shall contain, among other terms and conditions, the following:

Purchaser:	The Company.

Seller:	Inteliclear.

Purchased: Other Services:

The rights, title and interest to a version of the source code of Inteliclear’s Post Trade Solutions software to allow for clearance, settling, custody and control processes and records for traded crypto securities and any additional tools and their source code; installation guides, installation scripts and maintenance guides; specific protocol or API specifications (e.g. FIX and other supported interfaces); test documentation and test tools/scripts; any sample databases and access to test systems if available process/operational documentation and user guides (collectively, “Purchased Software”).

It is expected that Inteliclear will provide the Company:

- copies of all source code relating to the Purchased Software

- support in our regulatory approvals
- installation support for our own production and testing systems
- post-launch support/maintenance if required
- post-launch updates to the Purchased Software
- general consulting/advisory on the best use of the Purchased Software (both technically and operationally)

Purchase Price: Option:

1,250,000 shares of the Company’s Common Stock, 1,250,000 Warrants for 1,250,000 Ember Tokens (collectively, the “Securities”) and $5,000 a month commencing at the start of the 4th month from the start of the six months exclusivity time period set forth herein until live implementation of the bookkeeping system for crypto securities, $300,000 in cash upon the Company’s ATS going live less monthly cash payments made. $150,000 one (1) year thereafter and $150,000 two (2) years thereafter.

Payment of Purchase Price:	The Securities shall bear a restrictive legend prohibiting their transfer in accordance with securities laws and regulations.

Definitive Documents:

The terms and conditions of the Company’s Acquisition of the Purchased Software shall be set forth in a definitive purchase agreement and the schedules and exhibits thereto (the “Purchase Agreement”) and such other documents and agreements as may be necessary to issue the Company’s Common Stock and Warrants to Inteliclear, (collectively, the “Transaction Documents”) and for Inteliclear to transfer the Purchased Software to the Company.

It is contemplated that the closing (the “Closing”) of the Acquisition shall take place as soon as possible.

The Transaction Documents shall contain such representations and warranties and indemnification provisions of the parties as are customary in a transaction such as the one contemplated hereby. Further, the Purchase Agreement and the transaction shall be subject to customary closing conditions including, but not limited to, each party obtaining all necessary corporate, consents and approvals and completion of due diligence.

Six Month Exclusivity: Non-Compete:

For a period of six (6) months from the execution of this LOI, Inteliclear will not authorize any new licensees to allow for clearance, settling, custody and control processes and records for traded crypto securities recorded on a distributed ledger.

The Company will not resell or license the Purchased Software for its independent use by third parties outside of Prometheum’s ecosystem. The Company will not use the Purchased Software to trade securities currently using DTCC or NSCC for clearance, settling, custody and control. However, nothing herein will prevent the Company from selling or licensing its distributed ledger technology or Prometheum’s ecosystem at the Company’s discretion. Software can/will be used by the Company for any purpose other than those set out herein, including to further develop the Company’s intellectual property and to integrate directly into the Company’s proprietary crypto security (security token) and DLT infrastructure.

Contact Information:

The Company:

Prometheum, Inc.

120 Wall Street

New York, NY 10005

Attention: Benjamin S. Kaplan, Co-CEO

Inteliclear:

Inteliclear LLC

40 Brunswick Avenue

Suite 210

Edison, New Jersey

Attention: Martin Barretto, Managing Member

Costs and Expenses:	Each of the parties hereto shall be responsible for their own costs and expenses related to the preparation of this LOI and the transaction documents.

Confidentiality:

The parties recognize that each will receive confidential information during the course of matters contemplated by this binding LOI. Accordingly, each of the parties further agrees to use its best efforts to prevent the unauthorized disclosure by it of any Confidential Information concerning the other party that has been or is disclosed to it or to its representatives during the course of the negotiations and investigation contemplated by this LOI. For purposes hereof, “Confidential Information” means all information concerning the party or any of its subsidiaries or affiliates, whether in verbal, visual, written, electronic or other form, which is made available by one party or any of its representatives to the other party or any of its representatives, regardless of the date such information was made available. Notwithstanding the foregoing, each party hereto may make Confidential Information available to its respective counsel, accountants, banks and financial and industry advisors. The obligations in this section do not apply to Confidential Information that: (a) at the time of the alleged breach hereof is part of the public domain (other than as a result of a breach of the confidentiality obligations by the party that is the recipient of the relevant information); (b) has been disclosed, at the time of an alleged breach hereof, by the disclosing party to third parties without restrictions on disclosure (c) has, at the time of an alleged breach hereof, been received by the receiving party from a third party without breach of a nondisclosure obligation of the third party or (d) was developed independently by the receiving party without reference to information provided by the disclosing party.

It is contemplated Prometheum shall make public disclosure of this Binding LOI by issuing a press release and disclosing same in the Company’s next amendment of its Regulation A+ offering.

Counterparts:

This binding LOI may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax and PDF copies of signatures shall be treated as originals for all purposes.

This Letter of Intent is binding on the parties.

Prometheum, Inc.

By:	/s/ Benjamin S. Kaplan	8/8/19
	Benjamin S. Kaplan, Co-CEO	Date

AGREED AND ACCEPTED:

Inteliclear LLC

By:	/s/ Martin Barretto	8/8/19
	Martin Barretto, Managing Member	Date